EXHIBIT 99.1

HBIO Reports 20% Revenue Growth for Fourth Quarter 2009

HOLLISTON, Mass., Feb. 25, 2010 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter Reported Results

Revenues from the Company's continuing operations for the three months ended December 31, 2009 were $27.7 million, an increase of $4.6 million, or 20.0%, compared to revenues of $23.1 million for the three months ended December 31, 2008. Income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $3.7 million, or $0.12 per diluted share for the three months ended December 31, 2009 compared to $1.7 million, or $0.06 per diluted share, for the same period in 2008. The $4.6 million increase in revenues was primarily due to the revenues of our new Denville Scientific subsidiary, which we acquired on September 2, 2009. The increase also reflects a $0.9 million positive effect from a weaker U.S. dollar on our foreign sales. On a constant currency basis, fourth quarter 2009 revenues excluding Denville's revenues decreased 8.5% compared with the fourth quarter of 2008, primarily due to unusually high shipments in the fourth quarter of 2008. GAAP income from continuing operations for the fourth quarter of 2009 included a $2.6 million gain from adjustment of contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted income from continuing operations was $3.0 million, or $0.10 per diluted share, for the fourth quarter of 2009 and the fourth quarter of 2008. The Company's Denville Scientific subsidiary contributed 1.6¢ to fourth quarter 2009 non-GAAP adjusted diluted earnings. Currency translation had a 0.5¢ favorable impact on earnings in the fourth quarter of 2009 compared with the fourth quarter of 2008.

Full Year Reported Results

Revenues from the Company's continuing operations for the year ended December 31, 2009 were $85.8 million, a decrease of $2.3 million, or 2.6%, compared to revenues of $88.0 million for the year ended December 31, 2008. Income from continuing operations, as measured under GAAP, was $7.1 million, or $0.24 per diluted share for the year ended December 31, 2009 compared to $5.4 million, or $0.17 per diluted share for the same period in 2008. In constant currency, excluding the impact of our recent acquisition of Denville Scientific, revenues for the year ended December 31, 2009 would have been $83.0 million, reflecting a 5.8% decrease compared with the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the year ended December 31, 2009 compared with 2008. GAAP income from continuing operations for the year ended December 31, 2009 included a $2.6 million gain from adjustment of contingent consideration related to our Denville Scientific acquisition. GAAP income from continuing operations for the year ended December 31, 2009 also included $0.7 million in costs related to the Company's ongoing initiative to consolidate business functions to reduce operating expenses compared to $1.8 million for the year ended December 31, 2008.

Non-GAAP adjusted income from continuing operations was $8.9 million, or $0.30 per diluted share, for the year ended December 31, 2009 compared with $9.9 million, or $0.32 per diluted share, for the same period in 2008. The Company's Denville Scientific subsidiary, acquired on September 2, 2009, contributed $0.02 to non-GAAP adjusted diluted earnings for the year ended December 31, 2009. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the year ended December 31, 2009 compared with the same period in 2008.

The Company ended 2009 with net cash (cash and cash equivalents, net of debt) totaling $3.3 million at December 31, 2009 compared to $12.3 million at December 31, 2008. As of December 31, 2009, we had $13.3 million of borrowings under our senior credit facility related to our purchase of Denville Scientific. There were no borrowings under the credit facility at December 31, 2008.

See Exhibits 4, 5 and 8 of this press release for reconciliations of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations, GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share from continuing operations and for the impact of our Denville Scientific acquisition on fourth quarter 2009 financial results.

Chane Graziano, CEO, stated, "Despite the tough economic conditions of 2009, revenues in the fourth quarter were up 20% and non-GAAP adjusted diluted earnings per share was $0.10, flat with the fourth quarter of 2008. For the year, on a constant currency basis, revenues were up 3% and non-GAAP adjusted diluted earnings per share of $0.31 was off only $0.01 from the record level of 2008. This performance was achieved by completing a major acquisition, repurchasing shares under a share buy-back program and restructuring some of our core businesses. We accomplished this while continuing to invest in key growth initiatives, especially by developing new products and expanding our direct selling organization."

Mr. Graziano added, "As we look forward we are optimistic about our future as we continue to drive our growth strategy of acquisitions, internal development of new products and operational improvements. Therefore, in 2010, we expect revenues to be up 27% to 30% in the $109 - $112 million range and non-GAAP adjusted diluted earnings per share to be up 20% to 27% in the $0.36 - $0.38 range at January 31, 2010 exchange rates. For the first quarter of 2010, we expect revenues to be up 31% to 41% in the $25 - $27 million range and non-GAAP adjusted diluted earnings per share to be up 14% to 29% in the $0.08 to $0.09 range."

Our revenue guidance was calculated using exchange rates (USD 1.6/GBP and USD 1.4/Euro) approximating January 31, 2010 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions and acquisition costs or any gain or loss from a revaluation of acquisition contingencies, any future restructuring actions, stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation," and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP earnings per diluted share from continuing operations. See Exhibits 3, 4, 5 and 9 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations, US GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share for the three months and year ended December 31, 2009 and US GAAP diluted earnings per common share from continuing operations to non-GAAP constant currency adjusted diluted earnings per common share from continuing operations.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share From Continuing Operations
(unaudited)
	Three Months Ended		Year Ended
	March 31, 2010		December 31, 2010
	Low Estimate	High Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations -- A	$ 0.08	$ 0.09	$ 0.36	$ 0.38
Less the impact of:
Amortization of intangible assets	(0.02)	(0.02)	(0.08)	(0.08)
Stock-based compensation (FASB ASC Topic 718)	(0.02)	(0.02)	(0.08)	(0.08)

Tax - B	0.02	0.02	0.08	0.08

GAAP diluted earnings per common share from continuing operations - A	$ 0.06	$ 0.07	$ 0.28	$ 0.30

A - Assumes no additional acquisitions.
B - Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended December 31, 2009 compared to three months ended December 31, 2008:

Revenues increased $4.6 million, or 20.0%, to $27.7 million for the three months ended December 31, 2009 compared to $23.1 million for the same period in 2008. Our recently acquired Denville Scientific subsidiary contributed approximately $5.7 million to fourth quarter 2009 revenues. The effect of a weakened U.S. dollar increased the Company's fourth quarter revenues by $0.9 million, or 3.9%, compared with the same period in 2008. Adjusting for the effect of foreign currency fluctuation, revenues at our Harvard Apparatus, Biochrom and Electrophoresis businesses were down 8.5% year-to-year, combined, primarily due to unusually high shipments in the fourth quarter of 2008.

Cost of product revenues increased $3.1 million, or 27.4%, to $14.6 million for the three months ended December 31, 2009 compared with $11.4 million for the three months ended December 31, 2008. The increase in cost of product revenues included $3.6 million attributable to our recently acquired Denville Scientific subsidiary and $0.5 million from the currency effect of a weaker U.S. dollar, which were partially offset by the effects of lower sales volumes and cost reductions related to our initiatives to reduce operating expenses. Gross profit as a percentage of revenues decreased to 47.4% for the three months ended December 31, 2009 compared with 50.4% for the same period in 2008. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which has lower gross margins than our overall average margin.

Sales and marketing expenses increased $1.3 million, or 49.2%, to $3.9 million for the three months ended December 31, 2009 compared with $2.6 million for the three months ended December 31, 2008. This increase was primarily due to expenses from our recently acquired Denville Scientific subsidiary of $1.0 million and increased marketing efforts at our Biochrom UK and Hoefer businesses. Excluding the $0.1 million adverse impact of currency exchange rates and the acquisition of Denville Scientific, sales and marketing costs increased 8.0% for the fourth quarter of 2009 from the prior year period.

General and administrative expenses increased $0.2 million, or 5.3%, to $4.3 million for the three months ended December 31, 2009 compared with $4.1 million for the three months ended December 31, 2008. The year-to-year quarterly increase was primarily due to $0.2 million of expenses related to our Denville subsidiary acquisition, a $0.2 million increase in stock compensation expense and $0.1 million from the effect of foreign exchange, partially offset by a $0.1 million decrease in bonus expense and $0.2 million lower spending across all other general and administrative areas combined.

Research and development expenses increased 40.1%, or $0.3 million, to $1.2 million for the three months ended December 31, 2009 compared with $0.9 million for the same period in 2008. The increase in research and development expenses was primarily due to increased development efforts in the Harvard Apparatus and Biochrom groups.

Other income for the three months ended December 31, 2009 includes a $2.6 million gain from adjustment of contingent consideration related to our Denville Scientific acquisition. Other, net for the fourth quarter of 2008 included $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives during 2008.

Income tax expense from continuing operations was approximately $1.8 million and $0.9 million for the three months ended December 31, 2009 and 2008, respectively. The effective income tax rate for continuing operations was 33.2% for the three months ended December 31, 2009, compared with 33.7% for the same period of 2008. The difference between our effective tax rate and the US statutory tax rate is principally attributable to changes in our valuation allowance and foreign tax rate differential, specifically increased research and development tax credits. Our non-GAAP adjusted income tax rates were 30.5% and 31.2% for the quarters ended December 31, 2009 and 2008, respectively. Our non-GAAP tax rate estimates income taxes excluding the effect of valuation allowances on the Company's deferred tax assets. The decrease in the non-GAAP income tax rate in the fourth quarter of 2009 compared with the fourth quarter of 2008 was primarily due to recognition of the aforementioned increased research and development tax credits.

Year ended December 31, 2009 compared to year ended December 31, 2008:

Revenues decreased $2.3 million, or 2.6%, to $85.8 million for the year ended December 31, 2009 compared to $88.0 million for the same period in 2008. Our recently acquired Denville Scientific subsidiary contributed approximately $7.6 million to 2009 revenues. The effect of a strengthened U.S. dollar decreased the Company's revenues for the year ended December 31, 2009 by $4.8 million, or 5.4%, compared with the same period in 2008. Adjusting for the effect of foreign currency fluctuation and excluding Denville, revenues were down 5.8% year-to-year primarily due to the weaker economic environment this year.

Cost of product revenues decreased $1.8 million, or 3.9%, to $44.1 million for the year ended December 31, 2009 compared with $45.9 million for the year ended December 31, 2008. The decrease in cost of product revenues was primarily due to lower sales volumes, a $2.7 million currency effect and cost reductions in the Company's Biochrom and Electrophoresis groups, partially offset by $4.7 million attributable to our recently acquired Denville Scientific subsidiary. Gross profit as a percentage of revenues increased to 48.6% for the year ended December 31, 2009 compared with 47.9% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to the effect of the Company's initiatives to improve operating costs.

Sales and marketing expenses increased $0.8 million, or 7.2%, to $11.8 million for the year ended December 31, 2009 compared with $11.0 million for the year ended December 31, 2008. This increase was primarily due to $1.3 million attributable to our recently acquired Denville Scientific subsidiary, partially offset by a $0.5 million favorable impact of currency exchange rates. Excluding the impact of currency exchange rates and Denville, sales and marketing costs were flat year to year.

General and administrative expenses were $15.1 million for each of the years ended December 31, 2009 and 2008. On a year-to-year basis, general and administrative expenses reflected an increase of $0.5 million in stock compensation expense and $0.3 million of expenses related to our Denville subsidiary acquisition, partially offset by a $0.5 million favorable impact of currency exchange rates and $0.1 million decrease in bonus expense.

Research and development expenses were $4.4 million for the year ended December 31, 2009 compared with $4.0 million for the year ended December 31, 2008. Excluding a $0.3 million decrease from currency effect, research and development expenses increased 16.1% for the year ended December 31, 2009 from the prior year. The increase in research and development expenses was primarily due to increased development efforts at our Harvard Apparatus business related to the 2009 introduction of the PHD series of syringe pumps and the KDS Legato 200 pump and at Biochrom related to the spectroscopy business.

Other income for the year ended December 31, 2009 included a $2.6 million gain from adjustment of contingent consideration related to our Denville Scientific acquisition. Other, net for the year ended December 31, 2009 included $0.3 million of direct acquisition costs. Other, net for the year ended December 31, 2008 included the effect of $0.5 million in costs related to an asset write-off and $0.3 million of costs related to acquisition initiatives.

Balance Sheet

The Company ended the fourth quarter of 2009 with cash and cash equivalents of $16.6 million compared to $13.7 million at December 31, 2008. As of December 31, 2009 and 2008, the Company had $13.3 million and no borrowings, respectively, outstanding under its senior credit facility. The borrowings under the senior credit facility during 2009 were related to our recent acquisition of Denville Scientific. The Company's Panlab subsidiary had $10,000 and $1.4 million in bank debt outstanding at December 31, 2009 and December 31, 2008, respectively. Total cash and equivalents, net of debt, was $3.3 million and $12.3 million at December 31, 2009 and December 31, 2008, respectively.

Trade receivables were $14.4 million and inventories were $14.4 million as of December 31, 2009 compared to trade receivables of $15.1 million and inventories of $11.9 million as of December 31, 2008. Outstanding days of sales, or DSO, were 49 days for the three months ended December 31, 2009 and 60 days for the three months ended December 31, 2008. Inventory turns were 3.9 times for the three months ended December 31, 2009 compared with 3.4 times for the same period of 2008. Inventory balances increased primarily due to the acquisition of Denville Scientific.

The Company spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the year ended December 31, 2009.

Restructuring

During the quarter ended March 31, 2009, the management of Harvard Bioscience developed a plan to relocate the Scie-Plas operation to Hoefer's San Francisco location and exit the Scie-Plas general fabrication business as part of our ongoing business improvement initiative.

During the year ended December 31, 2009, we recorded restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.7 million. These charges were comprised of $0.3 million in severance payments, $0.2 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our actions in 2008 were related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company's Biochrom subsidiary's facility located in Cambridge UK. The combined costs of these activities recorded in the year ended December 31, 2008 were $1.8 million.

Discontinued Operations

In September 2008, we completed the sale of assets of our Union Biometrica Division including our German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of our Capital Equipment Business Segment. Accordingly, unless otherwise indicated, the discussion of our business is focused on our continuing operations, which constitute our Apparatus and Instrumentation businesses.

During 2009, we recorded a gain of $0.1 million in our discontinued operations reflecting an adjustment of our estimated net costs associated with the divestiture of our Union Biometrica Division.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2009 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, acquisition initiatives and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Thursday, February 25, 2010. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "56508621". A replay of this conference call will be available from 8:30 p.m. on February 25, 2010 through March 4, 2010 and will be accessible by dialing toll-free 800-642-1687, or toll 706-645-9291, and referencing the pass code of "56508621". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income from continuing operations and earnings per diluted share from continuing operations for the three months and year ended December 31, 2009 and 2008 and changes in total revenue compared to the same period of the prior year from continuing operations are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "projects," "intends," "believes," "goals," "sees," "seek," and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Denville Scientific acquisition, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's products, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial  crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	December 31,	December 31,
	2009	2008

Assets

Cash and cash equivalents	$ 16,588	$ 13,698
Trade receivables	14,383	15,086
Inventories	14,406	11,901
Property, plant and equipment	3,545	3,221
Goodwill and other intangibles	54,513	33,782
Other assets	3,796	3,583
Total assets	$ 107,231	$ 81,271

Liabilities and Stockholders' Equity

Total current liabilities	12,259	11,215
Total liabilities	31,974	14,553
Stockholders' equity	75,257	66,718
Total liabilities and stockholders' equity	$ 107,231	$ 81,271
Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$ 27,653	$ 23,052	$ 85,772	$ 88,049
Cost of product revenues	14,551	11,424	44,089	45,893
Gross profit	13,102	11,628	41,683	42,156

Sales and marketing expenses	3,867	2,592	11,763	10,970
General and administrative expenses	4,352	4,132	15,109	15,134
Research and development expenses	1,234	881	4,396	4,048
Restructuring charges	8	(25)	516	1,559
Amortization of intangible assets	672	466	1,844	1,966
Total operating expenses	10,133	8,046	33,628	33,677

Operating income	2,969	3,582	8,055	8,479

Other income (expense):
Gain from adjustment of acquisition contingencies	2,600	--	2,600	--
Foreign exchange	(3)	(115)	(302)	60
Interest expense	(138)	(72)	(277)	(389)
Interest income	11	49	29	372
Other, net	100	(871)	(293)	(872)
Other income (expense), net	2,570	(1,009)	1,757	(829)

Income from continuing operations before income taxes	5,539	2,573	9,812	7,650
Income taxes	1,841	866	2,673	2,240
Income from continuing operations	3,698	1,707	7,139	5,410
Discontinued operations
Income (loss) from discontinued operations, net of tax	94	369	94	(457)
Loss on disposition of discontinued operations, net of tax	--	--	--	(3,280)
Total income (loss) from discontinued operations, net of tax	94	369	94	(3,737)
Net income	$ 3,792	$ 2,076	$ 7,233	$ 1,673

Income (loss) per share:
Basic earnings per common share from continuing operations	$ 0.13	$ 0.06	$ 0.24	$ 0.18
Discontinued operations	0.00	0.01	0.00	(0.12)
Basic earnings per common share	$ 0.13	$ 0.07	$ 0.24	$ 0.05

Diluted earnings per common share from continuing operations	$ 0.12	$ 0.06	$ 0.24	$ 0.17
Discontinued operations	0.00	0.01	0.00	(0.12)
Diluted earnings per common share	$ 0.12	$ 0.07	$ 0.24	$ 0.05

Weighted average common shares:
Basic	29,522	30,636	29,649	30,882
Diluted	29,904	30,745	29,946	31,354
Exhibit 3
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income from Continuing Operations to Non-GAAP Adjusted Operating Income from Continuing Operations
(in thousands)
(unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

US GAAP operating income	$ 2,969	$ 3,582	$ 8,055	$ 8,479

Adjustments:

Amortization of intangible assets	672	466	1,844	1,966

Inventory writedown due to restructuring	16	--	159	252

Restructuring charges	8	(25)	516	1,771

Stock-based compensation expense	827	579	2,514	2,003

Non-GAAP adjusted operating income	$ 4,492	$ 4,602	$ 13,088	$ 14,471
Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations
(in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

US GAAP income from continuing operations	$ 3,698	$ 1,707	$ 7,139	$ 5,410

Adjustments:

Amortization of intangible assets	672	466	1,844	1,966

Inventory write-down due to restructuring	16	--	159	252

Asset write-down	--	549	--	549

Direct acquisition costs	(111)	261	307	261

Gain from adjustment of acquisition contingencies	(2,600)	--	(2,600)	--

Restructuring charges	8	(25)	516	1,771

Stock-based compensation expense	827	579	2,514	2,003

Income taxes (A)	514	(507)	(1,024)	(2,279)

Non-GAAP adjusted income from continuing operations	$ 3,024	$ 3,030	$ 8,855	$ 9,933

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.
Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

US GAAP diluted earnings per common share from continuing operations	$ 0.12	$ 0.06	$ 0.24	$ 0.17

Adjustments:

Amortization of intangible assets	0.02	0.02	0.06	0.06

Inventory write-down due to restructuring	--	--	0.01	0.01

Asset write-down	--	0.02	--	0.02

Direct acquisition costs	--	0.01	0.01	0.01

Gain from adjustment of acquisition contingencies	(0.09)	--	(0.09)	--

Restructuring charges	--	--	0.02	0.06

Stock-based compensation expense	0.03	0.02	0.08	0.06

Income taxes (A)	0.02	(0.02)	(0.03)	(0.07)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.10	$ 0.10	$ 0.30	$ 0.32

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.
Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2007	2007	2007	2007	2007

Organic growth	-2.7%	4.4%	-1.9%	-3.5%	-1.0%

Acquisitions	7.7%	4.2%	0.0%	13.5%	6.6%

Foreign exchange effect	5.0%	3.6%	4.1%	3.1%	3.9%

Total revenue growth	10.0%	12.2%	2.2%	13.1%	9.5%
	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31
	2008	2008	2008	2008	2008

Organic growth	0.1%	-2.5%	-1.2%	6.4%	1.0%

Acquisitions	12.6%	13.8%	8.2%	0.0%	8.2%

Foreign exchange effect	2.2%	1.6%	-3.7%	-12.4%	-3.6%

Total revenue growth	14.9%	12.9%	3.3%	-6.0%	5.6%
	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2009	2009	2009	2009	2009

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%

Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%

Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%

Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%
Exhibit 7
Overview of Cash Flows
(Cash flow information includes cash flows for both continuing and discontinued operations)
(in thousands, unaudited)
	Years Ended
	December 31,
	2009	2008

Cash flows from operations:
Net income	$ 7,233	$ 1,673
Changes in assets and liabilities	5,206	(1,564)
Other adjustments to operating cash flows	4,070	9,093
Net cash provided by operating activities	16,509	9,202

Investing activities:
Net cash used in investing activities	(22,300)	(2,628)

Financing activities:
Proceeds (repayments) of debt, net	11,918	(6,270)
Other financing activities	(2,133)	(1,685)
Net cash provided by (used in) financing activities	9,785	(7,955)

Effect of exchange rate changes on cash	(1,104)	(3,125)

Increase (decrease) in cash and cash equivalents	$ 2,890	$ (4,506)
Exhibit 8

Reconciliation for Impact of Denville Scientific Acquisition on Fourth Quarter 2009 Financial Results
(unaudited)
Three Months Ended
December 31, 2009

Effect of Denville on non-GAAP adjusted earnings per common diluted share from continuing operations	$ 0.016

Amortization of intangible assets	(0.009)

Income taxes	0.010

Gain from adjustment of acquisition contingencies, net of tax	0.050

Effect of Denville on US GAAP diluted earnings per common share from continuing operations	0.067
Exhibit 9
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Constant Currency Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

Years Ended
December 31,
2009

US GAAP diluted earnings per common share from continuing operations	$ 0.24
Adjustments:

Effect of currency translation	0.01

Amortization of intangible assets	0.06

Inventory write-down due to restructuring	0.01

Direct acquisition costs	0.01

Gain from adjustment of acquisition contingencies	(0.09)

Restructuring charges	0.02

Stock-based compensation expense	0.08

Income taxes (A)	(0.03)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.31

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.
CONTACT:  Harvard Bioscience, Inc.
          David Green, President
            508 893 8999
            Fax: 508 429 8478
            dgreen@harvardbioscience.com
          Chane Graziano, CEO
            cgraziano@harvardbioscience.com
          Tom McNaughton, CFO
            tmcnaughton@harvardbioscience.com